Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	December 31, 2018

Explanation of Responses:

1.
This Form 4 is filed on behalf of Basswood Partners, L.L.C. and Basswood Enhanced Long Short GP, LLC (the “Reporting Persons”). Basswood Partners, L.L.C. is the general partner of BFF, BOP and BLOF (as defined below), and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BLOF.  Basswood Enhanced Long Short GP, LLC is the general partner of BELS (as defined below), and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS.  Basswood Partners, L.L.C. disclaims beneficial ownership of the Common Stock held by BELS.  Basswood Enhanced Long Short GP, LLC disclaims beneficial ownership of the Common Stock held directly by BFF, BOP and BLOF.

Jonathan D. Brown, a senior analyst at Basswood Capital Management, L.L.C., serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown.  Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Represents a cross-trade of Common Stock held directly by certain of the Funds or Managed Accounts.
3.	Common Stock held directly by Basswood Enhanced Long Short Fund, LP (“BELS”).
4.	Common Stock held directly by Basswood Financial Fund, LP (“BFF”).
5.	Common Stock held directly by Basswood Financial Long Only Fund, LP (“BLOF”).
6.	Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).

Remarks:
Exhibit List:
Exhibit 99.1 - Explanation of Responses
Exhibit 99.2 - Joint Filer Information
Exhibit 99.3 - Joint Filers’ Signatures